As filed with the Securities and Exchange Commission on September 21, 2005
Registration No. 333-53429

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE
AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NEXTEL COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3939651 (I.R.S. Employer Identification No.)

2001 Edmund Halley Drive Reston, Virginia (Address of principal executive offices)	20191 (Zip Code)

Nextel Communications, Inc. Amended and Restated Incentive Equity Plan
(Full title of the plan)

Leonard J. Kennedy
Senior Vice President and General Counsel
2001 Edmund Halley Drive
Reston, Virginia 20191
(Name and address of agent for service)
(703) 433-4000
(Telephone number, including area code, of agent for service)
With a copy to:
Lisa A. Stater, Esq.
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053

RECENT EVENTS: DEREGISTRATION
     The registration statement on Form S-8 (Registration No. 333-53429) (the “Registration Statement”) of Nextel Communications, Inc., a Delaware corporation (“Nextel”), pertaining to the registration of 21,020,911 shares of Nextel Class A Common Stock, par value $0.001 per share, to which this post-effective amendment relates, was filed with the Securities and Exchange Commission on May 22, 1998.
     On December 15, 2004, Nextel and Sprint Corporation, a Kansas corporation (“Sprint”), entered into a definitive agreement for a merger of equals pursuant to which Nextel will merge into a wholly-owned subsidiary of Sprint, S-N Merger Corp., with each of Sprint and Nextel being valued equally in the merger (these actions are collectively referred to as the “Merger”).
     As a result of the Merger, Nextel has terminated all offerings of Nextel Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Nextel in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Nextel Common Stock which remain unsold at the termination of the offering, Nextel hereby removes from registration all shares of Nextel Common Stock registered under the Registration Statement which remain unsold as of the effective date of the Merger.
ITEM 8. EXHIBITS

Exhibit No.	Description
24.1	Powers of Attorney

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on the 20th day of September 2005.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ GARY D. BEGEMAN

Gary D. Begeman
Vice President
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 has been signed by the following persons on the 20th day of September 2005 in the capacities indicated:

SIGNATURE	TITLE

* Paul N. Saleh	President and Chief Financial Officer (Principal Executive Officer) (Principal Financial Officer)
* William G. Arendt	Vice President and Controller (Principal Accounting Officer)
* Leonard J. Kennedy	Director
* Christie A. Hill	Director
/s/ GARY D. BEGEMAN Gary D. Begeman	Director
*By: /s/ GARY D. BEGEMAN
Gary D. Begeman ATTORNEY-IN-FACT